Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TLG ACQUISITION ONE CORP.

TLG Acquisition One Corp., a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the corporation is TLG Acquisition One Corp. The corporation was originally incorporated pursuant to the DGCL on October 2, 2020.

2.

The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 2, 2020 and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was January 27, 2021 (the “Amended and Restated Certificate of Incorporation”).

3.

The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(c) is hereby added to Article IX of the Amended and Restated Certificate of Incorporation as follows:

“(c) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering, upon the Corporation’s or Sponsor’s request, the Corporation may extend the Required Period by one month each on up to six occasions (each, an “Extension”), but in no event to a date later than August 1, 2023 (or, in each case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open); provided that (i) the Corporation or the Sponsor (or their respective affiliates or permitted designees) will deposit into the Trust Account the lesser of (i) an aggregate of $600,000 or (ii) $0.06 for each issued and outstanding Offering Share that has not been redeemed for each one-month Extension (each, a “Contribution”) and (ii) the procedures relating to any such extension, as set forth in the trust agreement described in the Registration Statement, shall have been complied with. Any Contribution shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.”

4.

That thereafter, said amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this 19th day of December, 2022.

/s/ John Michael Lawrie
Name: John Michael Lawrie
Title: President and Chief Executive Officer